Exhibit 5.1

Our ref: BQS/812949-000003/34160849v9

Critical Metals Corp. Kingston Chambers P.O. Box 173 Road Town, Tortola British Virgin Islands

4 August 2023

Dear Sirs

Critical Metals Corp. (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company and have been asked to provide this legal opinion in connection with the Company’s registration statement on Form F-4, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “SEC Act”) (including its exhibits, the “Registration Statement”) for the purposes of, registering with the Commission under the SEC Act, the offering and sale to the public (the “Offering”) of up to:

a)	13,693,897 ordinary shares with a par value of US$0.001 of the Company (the “Ordinary Shares”); and

b)	7,750,000 warrants, each whole warrant exercisable to purchase one Ordinary Share (“Warrants”); and

c)	7,750,000 Ordinary Shares that may be issued upon exercise of the Warrants.

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 4 August 2023, including the Company’s Certificate of Incorporation and the memorandum and articles of association registered on 14 October 2022 (the “Memorandum and Articles”).

1.2	The amended and restated memorandum and articles of association of the Company to be registered at the Registry of Corporate Affairs prior to the Offering (the “Amended Memorandum and Articles”).

1.3	The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System from 1 January 2000 and available for inspection on 4 August 2023 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.4	The written resolutions of the sole director of the Company dated 24 October 2022, 22 December 2022, 10 May 2023 and 4 August 2023 (the “Resolutions”) which includes, amongst other things, approval of the Amended Memorandum and Articles and the issuance of Ordinary Shares in connection with the Offering in the manner therein described effective upon completion of the Offering.

1.5	The written resolutions of the sole shareholder of the Company dated 4 August 2023, approving of the Amended Memorandum and Articles.

1.6	A Certificate of Incumbency dated 4 August 2023, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent (the “Registered Agent’s Certificate”).

1.7	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 4 August 2023 (the “Certificate of Good Standing”).

1.8	A certificate from the sole director of the Company (the “Director’s Certificate”) dated 4 August 2023.

1.9	The Registration Statement.

1.10	The form of the assignment, assumption and amendment agreement relating to the warrant agreement entered into between Sizzle Acquisition Corp. and Continental Stock Transfer & Trust Company on 3 November 2021 and the warrant certificate constituting the Warrants (the “Warrant Documents”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registered Agent’s Certificate, the Certificate of Good Standing and the Director’s Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Warrant Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.2	The Warrant Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.3	The choice of the Relevant Law as the governing law of the Warrant Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the British Virgin Islands).

2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.5	All signatures, initials and seals are genuine.

2.6	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents.

2.7	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.8	At the time of the Offering, the Amended Memorandum and Articles have been registered by the Registrar of Corporate Affairs and will be in full force and effect and will be unamended.

2.9	The Company will have sufficient authorised and unissued Ordinary Shares under the Amended Memorandum and Articles at the time any Ordinary Shares are issued.

2.10	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Ordinary Shares.

2.11	The Company is not a sovereign entity of any state and is not a subsidiary, direct or indirect of any sovereign entity or state.

2.12	There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Warrant Documents.

2.13	No monies paid to or for the account of any party under the Warrant Documents represent or will represent proceeds of criminal conduct (as defined in the Proceeds of Criminal Conduct Act (As Revised)).

2.14	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.15	The Company has received, or will receive, cash consideration or non-cash consideration in consideration for the issue of the Ordinary Shares, and that:

(a)	none of the Ordinary Shares have been, or will be, issued for less than their par value; and

(b)	to the extent that any Ordinary Shares are, or will be, issued, in whole or in part, for non-cash consideration, the value of the non-cash consideration and cash consideration, if any, is not less than the amount credited or to be credited for such Ordinary Shares.

2.16	The Ordinary Shares to be issued upon exercise of the Warrants are issued for cash consideration, or, to the extent that any Ordinary Shares to be issued upon exercise of the Warrants are to be issued, in whole or in part, for non-cash consideration, the Company has passed or will pass a resolution of directors in respect of such Ordinary Shares stating:

(a)	the amount to be credited for the issue of such Ordinary Shares; and

(b)	that, in their opinion, the present cash value of the non-cash consideration and cash consideration, if any, is not less than the amount to be credited for such Ordinary Shares.

2.17	The issue of the Warrants issuable under the Warrant Documents and the Ordinary Shares will be of commercial benefit to the Company.

2.18	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. We have not made any investigation of the laws, rules or regulations of any jurisdiction other than the laws of the British Virgin Islands.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (As Revised) (the “Act”), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2	The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents) have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement (including the issuance of Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents), such Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

3.3	The execution, delivery and performance of the Warrant Documents has been authorised by and on behalf of the Company and, once the Warrant Documents has been executed and delivered by any director or officer of the Company, the Warrant Documents will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Warrant Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the British Virgin Islands have jurisdiction to give judgment in the currency of the relevant obligation;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	an agreement made by a person in the course of carrying on unauthorised financial services business is unenforceable against the other party under section 50F of the Financial Services Commission Act (As Revised);

(i)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(j)	the courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Warrant Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

(k)	any provision in the Warrant Documents that is governed by British Virgin Islands law which expresses any matter to be determined by future agreement may be void or unenforceable;

(l)	we reserve our opinion as to the enforceability of the relevant provisions of the Warrant Documents to the extent that it purports to grant exclusive jurisdiction as there may be circumstances in which the courts of the British Virgin Islands would accept jurisdiction notwithstanding such provisions; and

(m)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Warrant Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Act including, without limitation, the power to increase its maximum number of shares, amend its memorandum and articles of association or present a petition to a British Virgin Islands court for an order to wind up the Company.

4.2	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Warrant Documents or the Registration Statement.

4.4	We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Warrant Documents or the Warrants and enforce the remainder of the Warrant Documents or the Warrants or the transaction of which such provisions form a part, notwithstanding any express provisions in the Warrant Documents in this regard.

4.5	The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions extended to the British Virgin Islands by Orders of Her Majesty in Council and/or sanctions imposed by governmental or regulatory authorities or agencies in the British Virgin Islands under British Virgin Islands legislation.

4.6	Under British Virgin Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. For the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

4.7	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.8	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.9	We express no view as to the commercial terms of the Warrant Documents or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the SEC Act or the rules and regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you, your counsel and purchasers of Ordinary Shares pursuant to the Registration Statement. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully,

/s/ Maples and Calder

Maples and Calder